Exhibit 99.1
For Additional Information:
Navarre Investor Relations
763-535-8333
ir@navarre.com
NAVARRE CORPORATION ANNOUNCES ENCORE’S
ACQUISITION OF PUNCH! SOFTWARE
Leading Home Design and CAD titles for PC & Mac to broaden Encore’s portfolio and add over a million customers to its direct-to-consumer business
MINNEAPOLIS, MN – May 17, 2010 – Navarre Corporation (NASDAQ: NAVR) a publisher and leading distributer of computer software, home entertainment media and related products, today announced that Encore Software, Inc., its wholly-owned subsidiary, has acquired the assets of Punch! Software. Kansas City, Missouri-based Punch! Software has been a leading provider of home design and CAD software solutions.
Under the terms of the transaction, Encore acquired substantially all assets of Punch! The Company expects that the transaction will be accretive to its financial results during the current fiscal year.
“The Punch acquisition fits perfectly into Encore’s consumer software distribution model as this product line has no overlap with other titles in Encore’s portfolio. The Punch assets and certain of its personnel will be immediately integrated into Encore providing solid efficiency gains.” said Cary Deacon, Chief Executive Officer of Navarre Corporation.
“We have a great understanding of the Punch! product line as Navarre Distribution Services has been distributing these products for many years and Encore has previously licensed and sold Punch! content. Additionally, we expect Encore to benefit from an expanded set of distribution partners, both internationally and domestically, that have carried the Punch! titles into their markets.” Deacon continued.
Punch! has sold more than 3 million units of software since it was founded in 1998 and has been the best-selling home and landscape design retail software brand in the United States for more than 10 years. Home and landscape design titles include Home Design Suite™ and Home and Landscape Design Studio™ which are built on its industry-leading NexGen™ technology. Punch! also develops and sells 2D and 3D Computer Aided Design (CAD) products under the ViaCad™ and Shark™ brands.

“The Encore team is extremely excited to be supporting the Punch! home design and CAD communities of end users and business partners. Our team will continue to be focused on providing highly productive, but affordable, software that appeals to 3D design hobbyists and professional users” said Cal Morrell, President of Encore Software, Inc.
Punch! customers can expect to see exciting new product introductions and upgrades to their favorite design tools and will continue to be invited to participate in development efforts through forum engagements and beta testing. Punch! business partners will also benefit from Encore’s expansive channel sales support resources.
About Encore Software, Inc.
Based in Los Angeles, CA, Encore Software, Inc. is a wholly-owned subsidiary of Navarre Corporation and a leading retail software publisher. As a result of strategic licensing agreements, the company publishes a broad range of award-winning utility, entertainment, education and productivity software titles. Publishing brands include Hoyle®, Advantage™, Wheel of Fortune® and Jeopardy!®; The Print Shop®, PrintMaster® and Mavis Beacon Teaches Typing®. Many of these products and others are available at www.broderbund.com, www.encore.com, www.hoylegaming.com and www.bicyclecardgames.com.
About Navarre Corporation
Navarre® Corporation is a publisher and distributer of computer software, home entertainment media and related products. The company publishes computer software in its Encore® subsidiary and produces animé video through its FUNimation Entertainment® subsidiary. Navarre Distribution Services provides complete distribution and third-party logistics (3PL) services to North American retailers and their suppliers. Navarre was founded in 1983 and is headquartered in Minneapolis, Minnesota. Additional information can be found at www.navarre.com.